Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 28, 2014, with respect to the consolidated financial statements and schedule, and internal control over financial reporting included in the Annual Report of RPC, Inc., on Form 10-K for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of RPC, Inc. on Forms S-8 (File No. 333-40223, effective November 14, 1997 and File No. 333-117836, effective July 30, 2004).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
February 28, 2014